FOLEY & LARDNER
                          A T T O R N E Y S  A T  L A W



                                 FIRSTAR CENTER
                            777 EAST WISCONSIN AVENUE
                         MILWAUKEE, WISCONSIN 53202-5367

                                                         A MEMBER OF GLOBALEX
                                                      WITH MEMBER OFFICES IN

   MADISON                                                             BERLIN
   CHICAGO                  TELEPHONE (414) 271-2400                 BRUSSELS
   WASHINGTON, D.C.                                                   DRESDEN
   JACKSONVILLE                   TELEX 26-819                      FRANKFURT
   ORLANDO                                                             LONDON
   TALLAHASSEE                  (FOLEY LARD MIL)                        PARIS
   TAMPA                                                            SINGAPORE
   WEST PALM BEACH          FACSIMILE (414) 297-4900                STUTTGART
                                                                       TAIPEI
                              WRITER'S DIRECT LINE

                                 August 9, 1995




   Banta Corporation
   225 Main Street
   Menasha, Wisconsin  54952

   Gentlemen:

             We have acted as counsel for Banta Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act"), relating to 1,000,000 shares of the Company's common stock, $.10 par value (the "Common Stock"), and the associated rights to purchase shares of Common Stock ("Rights"), which may be issued pursuant to the Banta Corporation 1995 Equity Incentive Plan (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement (the "Rights Agreement"), dated as of October 29, 1991, by and between the Company and First Wisconsin Trust Company (n/k/a Firstar Trust Company). We have examined: (i) the Plan; (ii) signed copies of the Registration Statement; (iii) the Company's Restated Articles of Incorporation and By-Laws, as amended to date; (iv) the Rights Agreement; (v) corporate proceedings of the Company relating to the adoption of the Plan and the issuance of shares of Common Stock and Rights thereunder; and (vi) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based on the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. The Common Stock, when issued and paid for in the manner provided in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed not to exceed six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

             3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

             Bernard S. Kubale, a director of the Company, is a partner in the firm of Foley & Lardner.

             We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

                                      Very truly yours,


                                      FOLEY & LARDNER